Exhibit 99.1

Clearwater Paper Reports Third Quarter 2012 Results

Consumer Products and Paperboard Report Strong Shipments

SPOKANE, Wash.--(BUSINESS WIRE)--October 24, 2012--Clearwater Paper Corporation (NYSE:CLW) today reported financial results for the third quarter of 2012.

The company reported net sales of $480.2 million for the third quarter of 2012, down 4.2% compared to $501.1 million for the third quarter of 2011 due primarily to the sale of the company’s sawmill in the fourth quarter of last year. Net earnings were $19.1 million, or $0.80 per diluted share in the third quarter of 2012, compared to $8.6 million and $0.37, respectively, for the third quarter of 2011. Earnings before interest, taxes, depreciation and amortization, or EBITDA, was $59.0 million this quarter compared to $46.2 million in the same quarter last year.

“Strong Pulp and Paperboard results drove solid third quarter EBITDA,” said Gordon Jones, chairman and chief executive officer. “Additionally, our new paper machine at Shelby, North Carolina, remains on track to be operational in the fourth quarter of 2012. In connection with our acquisition of Cellu Tissue, we now expect approximately $29 million in net cost savings from synergies in 2012 and $35-$40 million annually beginning in 2013.”

The company repurchased 50,300 shares of its common stock at a total cost of $1.9 million during the third quarter of 2012. Since announcing its $30.0 million share buyback authorization in July 2011, the company has repurchased 622,082 shares at a total cost of $20.7 million for an average share price of $33.28.

THIRD QUARTER 2012 SEGMENT PERFORMANCE

Consumer Products

Net sales in the Consumer Products segment were $293.0 million for the third quarter of 2012, as compared to third quarter 2011 net sales of $285.2 million. The 2.7% increase was attributable to higher all around volumes, which more than offset a slight decline in net selling price per ton. Operating income for the third quarter of 2012 more than doubled to $18.5 million as compared with the third quarter of 2011 primarily due to higher net sales and lower operating costs, particularly lower pulp costs.

  Tissue sales volumes increased 3.5% to a record 138,848 tons in the third quarter of 2012 as increased parent roll demand was met by utilizing inventory as well as strong paper machine production at our existing facilities.
  Average net selling prices decreased 0.8% to $2,110 per ton in the third quarter of 2012 due to higher non-retail sales volume.
  The company realized $8.6 million in net synergies related to the Cellu Tissue acquisition during the third quarter of 2012.

Pulp and Paperboard

Net sales of $187.3 million for the third quarter of 2012 were down 13.3%, compared to third quarter 2011 net sales of $215.9 million. The decrease in net sales was primarily due to the divestiture of the company’s sawmill last November and a reduction in the sale of external pulp due to increased internal usage. Operating income for the quarter increased 31.2% to $34.4 million, compared to $26.3 million for the third quarter of 2011. The improvement was primarily due to lower operating costs, including no major maintenance during the third quarter of 2012 as compared to $3.1 million in the third quarter of 2011.

  Stand alone paperboard net sales in the third quarter of 2012 increased 3.0% to $184.9 million as compared to the third quarter of 2011 due primarily to a 5.5% increase in paperboard volumes to 195,097 tons.
  External pulp sales in the third quarter of 2012 of $2.4 million declined from $14.3 million in the third quarter of 2011 due primarily to the company’s strategy to use more pulp internally.

Taxes

The company's effective tax rate for the quarter was 40.2%, which was down slightly from 40.7% in the third quarter of 2011 and up from 39.2% in the second quarter of 2012. The company expects its annual effective tax rate to be approximately 43%-44% for 2012, including discrete items.

Note Regarding Use of Non-GAAP Financial Measures

In this press release, the company presents its results for the third quarter of 2012 and 2011, including EBITDA and Adjusted EBITDA. The EBITDA and Adjusted EBITDA amounts are not in accordance with generally accepted accounting principles (GAAP) and accordingly reconciliations of EBITDA and Adjusted EBITDA to net earnings determined in accordance with GAAP are included at the end of this press release.

CONFERENCE CALL INFORMATION

A live audio webcast and conference call will be held today, Wednesday, October 24, 2012 at 2 p.m. Pacific time (5 p.m. Eastern time). Investors may access the conference call by dialing 877-303-9241 (for U.S./Canada investors) or 760-666-3575 (for international investors). The audio webcast may be accessed on the company’s website at http://ir.clearwaterpaper.com/events.cfm. An accompanying presentation including supplemental information will be available for downloading at the same site at 1:05 p.m. Pacific time (4:05 p.m. Eastern time). The webcast will be audio only. The company recommends that investors download the accompanying presentation prior to the call.

For those unable to participate in the call, an archived recording will be available through the Clearwater Paper Corporation website at www.clearwaterpaper.com under “Investor Relations” following the conference call.

ABOUT CLEARWATER PAPER

Clearwater Paper manufactures quality consumer tissue, away-from-home tissue, parent roll tissue, machine glazed tissue, bleached paperboard and pulp at 15 manufacturing locations in the U.S. and Canada. The company is a premier supplier of private label tissue to major retailers and wholesale distributors. This includes grocery, drug, mass merchants and discount stores. The company also produces bleached paperboard used by quality-conscious printers and packaging converters. Clearwater Paper’s employees build shareholder value by developing strong customer relationships through quality and service.

FORWARD-LOOKING STATEMENTS

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 as amended, including statements regarding the company's expectation that its new paper machine in Shelby will be operational in the fourth quarter of 2012, that it will achieve total net cost savings from synergies resulting from the Cellu Tissue acquisition of approximately $29 million in 2012, that it will achieve $35 to $40 million annually in cost savings from synergies beginning in 2013, and that its annual effective tax rate for 2012 will be approximately 43%-44%, including discrete items. These forward-looking statements are based on current expectations, estimates, assumptions and projections that are subject to change, and actual results may differ materially from the forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, difficulties with the integration process or the realization of the benefits expected from the company's acquisition of Cellu Tissue; the company's ability to complete its TAD tissue facility in Shelby and upgrade in Las Vegas; competition from larger producers; customers' product preferences; changes in the United States and international economies; changes in raw material and energy costs, including pulp costs; cyclical industry conditions; competitive pricing pressure for the company's products; changes in transportation costs and disruptions in transportation services; unanticipated manufacturing disruptions; changes in general and industry-specific laws and regulations; unforeseen environmental liabilities or expenditures; labor disruptions; and other risks and uncertainties described from time to time in the company's public filings with the Securities and Exchange Commission. The forward-looking statements are made as of the date of this press release and the company does not undertake to update any forward-looking statements.

For additional information on Clearwater Paper, please visit the company’s website at www.clearwaterpaper.com.

Clearwater Paper Corporation
Condensed Consolidated Statements of Operations
Unaudited (Dollars in thousands - except per-share amounts)

	Three Months Ended				Nine Months Ended
	September 30,				September 30,
	2012		2011		2012		2011
Net sales	$480,233	100%	$501,125	100%	$1,411,603	100%	$1,461,582	100%
Costs and expenses:
Cost of sales	(409,822)	85%	(448,927)	90%	(1,211,444)	86%	(1,297,205)	89%
Selling, general and administrative expenses	(30,649)	6%	(26,815)	5%	(90,252)	6%	(81,655)	6%
Total operating costs and expenses	(440,471)	92%	(475,742)	95%	(1,301,696)	92%	(1,378,860)	94%
Income from operations	39,762	8%	25,383	5%	109,907	8%	82,722	6%
Interest expense, net	(7,900)	2%	(12,100)	2%	(26,775)	2%	(34,425)	2%
Other, net	-	-	1,290	-	-	-	585	-
Earnings before income taxes	31,862	7%	14,573	3%	83,132	6%	48,882	3%
Income tax provision	(12,798)	3%	(5,928)	1%	(38,853)	3%	(20,710)	1%
Net earnings	$19,064	4%	$8,645	2%	$44,279	3%	$28,172	2%
Net earnings per common share:
Basic	$0.82		$0.38		$1.90		$1.23
Diluted	0.80		0.37		1.87		1.19
Average shares outstanding (in thousands):
Basic	23,361		22,865		23,337		22,976
Diluted	23,700		23,591		23,645		23,692

Clearwater Paper Corporation
Condensed Consolidated Balance Sheets
Unaudited (Dollars in thousands)

	September 30,	December 31,
	2012	2011

ASSETS
Current assets:
Cash	$19,564	$8,439
Restricted cash	-	769
Short-term investments	37,000	55,001
Receivables, net	175,587	176,189
Taxes receivable	11,918	10,000
Inventories	224,435	244,071
Deferred tax assets	24,857	39,466
Prepaid expenses	8,570	11,396
Total current assets	501,931	545,331

Property, plant and equipment, net	840,981	735,566
Goodwill	229,533	229,533
Intangible assets, net	44,854	49,748
Other assets, net	9,603	11,140
TOTAL ASSETS	$1,626,902	$1,571,318

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$171,195	$144,631
Current liability for pensions and other postretirement employee benefits	9,861	9,861
Total current liabilities	181,056	154,492

Long-term debt	523,872	523,694
Liability for pensions and other postretirement employee benefits	197,222	215,932
Other long-term obligations	48,560	48,474
Accrued taxes	78,625	74,464
Deferred tax liabilities	70,972	69,358
Stockholders' equity, excluding accumulated other comprehensive loss, net of tax	637,297	600,169
Accumulated other comprehensive loss, net of tax	(110,702)	(115,265)
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$1,626,902	$1,571,318

Clearwater Paper Corporation
Segment Information
Unaudited (Dollars in thousands)

	Three Months Ended				Nine Months Ended
	September 30,				September 30,
	2012		2011		2012		2011
Segment net sales:
Consumer Products	$292,959	61%	$285,237	57%	$853,911	60%	$823,607	56%
Pulp and Paperboard	187,274	39%	215,888	43%	557,692	40%	637,975	44%
Total segment net sales	$480,233	100%	$501,125	100%	$1,411,603	100%	$1,461,582	100%

Operating income:
Consumer Products	$18,453	46%	$7,075	28%	$70,420	64%	$27,758	34%
Pulp and Paperboard	34,449	87%	26,266	103%	78,108	71%	76,370	92%
	52,902		33,341		148,528		104,128
Corporate and eliminations	(13,140)	33%	(7,958)	31%	(38,621)	35%	(21,406)	26%

Income from operations	$39,762	100%	$25,383	100%	$109,907	100%	$82,722	100%

Clearwater Paper Corporation
Reconciliation of Consolidated Net Earnings to EBITDA and Adjusted EBITDA
Unaudited (Dollars in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011
Net earnings	$19,064	$8,645	$44,279	$28,172
Add back:
Interest expense, net	7,900	12,100	26,775	34,425
Income tax provision	12,798	5,928	38,853	20,710
Depreciation and amortization expense	19,199	19,569	58,477	57,108
EBITDA	$58,961	$46,242	$168,384	$140,415
Loss on sale of foam assets	-	-	1,014	-
Expenses associated with Metso litigation	-	-	1,948	-
Adjusted EBITDA	$58,961	$46,242	$171,346	$140,415

CONTACT:
Clearwater Paper Corporation
(News media)
Matt Van Vleet, 509-344-5912
or
(CFO)
John Hertz, 509-344-5905
or
(Investors)
Sean Butson, 509-344-5906 (IR Sense)